EXHIBIT 4.18

SMARTSERV
[LOGO]

2250 Butler Pike, Suite 150
Plymouth Meeting, PA 19462

December ___, 2003

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          Re:       Convertible  Debentures  issued on November 11, 2003, in the original principal amount of $25,000 (the "Debenture")
                    ------------------------------------------------------------


Dear Sir/Madam:

          The Company has not yet concluded the equity financing into which your Debenture will automatically convert (referred to in your Debenture as a "Qualified Private Offering"). We expected to close the Qualified Private Offering by no later than February 19, 2004. The purpose of this letter is to obtain your consent to the amendment of the Maturity Date and to obtain your waiver of any rights you may have that would prohibit this amendment.

          The undersigned hereby agrees that its Debenture is hereby amended as follows:

                    Each reference to the date "December 19, 2003," including without limitation, the reference made in Section (i) of the first Paragraph, shall be deleted and replaced with the following date:
          "February 19, 2004"

          In consideration for the execution and delivery of this letter by you, the Company agrees to issue to you a warrant, at an exercise price of $1.50 per share, to purchase ______ shares of SmartServ common stock (this number is equal to 25% of the shares of common stock underlying your Debenture, as adjusted for the one-for-six reverse stock split effective November 25, 2003). This warrant will have a three-year term and will be identical in form to the warrant(s) issued with your Debenture.

          Except as expressly amended herein, all terms and conditions of the Debentures and Warrants shall remain in full force and effect. Defined terms not otherwise defined herein shall have the meanings set forth in the Debenture.

          Please do not hesitate to contact me with any questions at (610) 397-0689, extension 203.

                                        Very truly yours,

                                        SMARTSERV ONLINE, INC.


                                        By: /s/ Thomas W. Haller
                                            ------------------------------------
                                            Name: Thomas W. Haller
                                            Title: SVP & Chief Financial Officer


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Accepted and agreed this ___
day of December, 2003

_____________________________________
Name:
Title (If Applicable): ______________
Company (If Applicable): ____________



                       PLEASE RETURN THE ENTIRE AGREEMENT
                     VIA FAX TO TOM HALLER AT (610) 397-0846